UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549
                                                    OMB Number: 3235-0287
                                                    Expires: January 31, 2005

                 FORM 4/A
              AMENDMENT NO. 1
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   Ellison, Lawrence J
   c/o Delphi Asset Mgmt Corp.
   6005 Plumas Street, Suite 202, Reno, NV
   (775) 689 3456; stock_us@oracle.com

2. Issuer Name and Ticker or Trading Symbol
   Oracle Corporation (ORCL)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   10/03/2002

5. If Amendment, Date of Original (Month/Day/Year): 10/04/02

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CEO

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------
1)Title of     2)Trans-    2A)Deemed     3.Trans- 4.Securities Acquired(A)  5)Amount of      6)Ownership  7)Nature of
  Security       action       Execution    action   or Disposed of (D)        Securities        Form:       Beneficial
                 Date         Date (if     Code                               Beneficially      Direct(D)   Ownership
                 Month/       any Month/          -----------------------     Owned Following   or
                 Day/Year)    Day/Year)                      A or             Reported          Indirect
                                          Code V   Amount     D     Price     Transaction(s)    (I)
---------------------------------------------------------------------------------------------------------------------
Common Stock    10/03/02                  G   V   1,575,000   D      (1)      1,317,221,324       D          Direct
---------------------------------------------------------------------------------------------------------------------

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
Table II(PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
-------------------------------------------------------------------------------------------------------------------
1)Title of     2)Conversion   3)Trans-  3A)Deemed      4)Trans-  5)Number of Derivative      6)Date Exercisable and
  Derivative     or Exercise    action     Execution     action    Securities Acquired (A)     Expiration Date
  Security       Price of       Date       Date (if      Code      or Disposed of (D)         ---------------------
                 Derivative                any)         --------   ------------------------      Date    Expiration
                 Security                               Code  V       (A)        (D)          Exercisable    Date
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

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


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1,3 and 7 through 11)
--------------------------------------------------------------------------------------------------------------------
1)Title of      3)Trans-      7)Title and Amount    8)Price      9)Number of       10)Ownership     11)Nature of
  Derivative      action        of Underlying         of Deri-     Derivative         Form of          Indirect
  Security        Date          Securities            vative       Securities         Derivative       Beneficial
                                                      Security     Owned              Securities:      Ownership
                                                                   Following          Direct (D)
                                                                   Reported           or Indirect(I)
                                                                   Transaction(s)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)   Bonafide gift to the Ellison Medical Foundation

                                  SIGNATURE OF REPORTING PERSON
                                  /s/ Barbara R. Wallace
				  By: Barbara R. Wallace, Attorney-in-Fact
                                      for Lawrence J. Ellison

                                      Date: 10/04/02

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